Exhibit 10.48

Mr. E.L. Steenbergen

[home address]

27 October 2009

Subject

Appointment

Dear Ewout,

I am very pleased to confirm that you have been appointed as Chief Financial Officer, US Insurance as of 1 January 2010. In this new role you will report to the new Chief Executive Officer Insurance, US Insurance, Robert Leary.

Salary

Effective 1 January 2010 your gross base annual salary will be increased to € 300,000.

2010 Short-Term Incentive Target Opportunity

In recognition of your new role, your 2010 target short-term incentive (STIP) opportunity will be 55% of you new base salary. Therefore, your target STIP amount will be € 165,000. Actual STIP awards are not guaranteed and are based upon achievement of ING Group, BL/BU and your individual results plus your achievements relative to your 2010 Leadership objectives.

STI

Please be aware that this function will be part of those under close scrutiny by the EB & SB going forward. As such, both the EB and SB reserve the right to amend the STI award based on changing internal and/or external conditions and/or performance. Additionally, please be aware that the Group further reserves the right to defer part or all of your potential STI award be it in cash, stock or options.

2010 Long-Term Incentive Target Opportunity

In recognition of your new role, your 2010 target long-term incentive (LTIP) opportunity has been determined to be 45% of your new base salary. Therefore you will receive a target LTIP Award with an estimated value of € 135,000 under the terms and conditions of the ING Group Long-term Equity Ownership (“leo”’) incentive plan.

Note under Total Compensation

Effective per performance year 2010 all compensation provisions in the employment contract and the proposed target STI and LTI may be subject to amendment as a result of the agreements made with the State of the Netherlands and the new International Standards. You will be informed as and when such any amendments become effective.

The payments above will be due as long as you are an employee of ING in good standing at that time.

Further details on compensation and benefits regarding your transfer to Insurance Americas are included in your International Assignment Agreement dated 27 October 2009.

I wish you a lot of success in your new position.

Yours sincerely,

/s/ Robert Leary

Robert Leary

Chief Executive Officer, U.S. Insurance (Designee)

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